Exhibit 4.3

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “First Amendment”) is entered into as of June 16, 2026 (the “Effective Date”) by and between Farmers & Merchants Bancshares, Inc., a Maryland corporation (the “Company”), and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”), pursuant to Section 28 of that certain Rights Agreement, dated July 30, 2024, by and between the Company and the Rights Agent, as amended by that certain First Amendment to Rights Agreement, dated as of June 17, 2025 (as amended, the “Rights Agreement”). All capitalized terms used but not defined herein shall have the meanings given such terms in the Rights Agreement.

WHEREAS, Section 28 of the Rights Agreement provides that, for so long as the Rights are redeemable, the Company may, from time to time, in its sole discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates or Common Stock, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment;

WHEREAS, the Rights are currently redeemable;

WHEREAS, the Board has determined that it is in the best interests of the Company to extend the Final Expiration Date from July 29, 2026 to July 29, 2027 and has approved an amendment to the Rights Agreement to effect such extension; and

WHEREAS, the Company desires to document such amendment.

AMENDMENT

1.    Extension of Final Expiration Date. The Rights Agreement is hereby amended by deleting Section 1(hh) and substituting the following in lieu thereof:

(hh)         “Final Expiration Date” shall mean July 29, 2027.

Further, and accordingly, all references to July 29, 2026 as the expiration date of the Rights that are contained in the Rights Agreement, any outstanding Rights Certificate, and any exhibit to the Rights Agreement shall be deemed to be references to July 29, 2027.

2.    Effect of Amendment. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. Except as expressly set forth herein, the Rights Agreement shall not, by implication or otherwise, be supplemented, modified, or amended by virtue of this First Amendment and shall remain in full force and effect, as amended hereby. The parties hereto hereby ratify and confirm the Rights Agreement, as amended hereby, in all respects, and agree that the Rights Agreement, as amended hereby, sets forth the entire agreement and understanding of such parties relating to the subject matter thereof and hereof. For the avoidance of doubt, the parties hereto intend for the Rights Agreement to be interpreted to give effect to this First Amendment and its purpose, and this First Amendment shall control in the event of any inconsistency, whether direct or by implication, between the terms of this First Amendment and the terms of the Rights Agreement.

3.    Interpretation. The provisions of Section 34 (Governing Law; Submission to Jurisdiction) of the Rights Agreement shall apply equally to this First Amendment as if fully set forth herein mutatis mutandis.

4.    Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The exchange of copies of this First Amendment and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Amendment as to the parties hereto and may be used in lieu of an original of this First Amendment for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the Effective Date.

FARMERS & MERCHANTS BANCSHARES, INC.

By:	/s/ Gary A. Harris
Name:	Gary A. Harris
Title:	President & CEO

EQUINITI TRUST COMPANY, LLC

By:	/s/ Steve Hoffman
Name:	Steve Hoffman
Title:	SVP, Relationship Director